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LEGG MASON ANNOUNCES UPDATE OF MONEY MARKET FUND SUPPORT

Baltimore, Maryland -- March 7, 2008 -- Legg Mason, Inc. (NYSE: LM) announced that it has obtained a letter of credit from a large bank to provide support to a Structured Investment Vehicle (SIV) holding in a money market fund. The Company also provided an update of the combined impact on its anticipated quarterly earnings of this action as well as quarter-to-date accruals related to previously announced money market fund support.

Legg Mason is confident in the overall soundness of the funds and committed to satisfying its client objectives of principal stability, credit quality, and current income, although no guarantees can be given.

In the money market fund managed by a subsidiary, Legg Mason procured the new letter of credit to support the fund's holdings in Cheyne Finance, a UK-based SIV. The agreement provides support up to $150 million, which may be drawn in certain circumstances, including upon the fund's realizing a loss on disposition or restructuring of the position, upon the agreement's termination if unpaid amounts remain on the fund's Cheyne holding, or in certain circumstances upon ratings downgrades of the issuing bank. The letter of credit will terminate no later than March 3, 2009.

Mark R. Fetting, the Company's president and chief executive officer, commented, "This latest action is consistent with our efforts to support our money market funds in light of the current stresses in the markets. We continue to make progress in reducing the exposure of our money market funds to SIV holdings. We will continue to monitor these funds carefully, actively evaluate additional support options and may take additional action if we deem it appropriate."

Impact on Quarterly Earnings

Based on market conditions and prices as of March 5, 2008, Legg Mason has accrued a quarter-to-date non-cash charge to earnings of approximately $142 million ($59 million net of adjustments to incentive compensation and taxes, or $0.41 per diluted share), principally representing unrealized losses in the SIV securities underlying the support. This charge consists of the combined impact of the action announced today together with incremental, non-cash, mark-to-market charges attributable to previously announced money market fund support.

The Company will also file a Form 8-K with further details of this transaction.

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About Legg Mason

Legg Mason is a global asset management firm, with $998 billion in assets under management as of December 31, 2007. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and the subsequent quarterly reports on Form 10-Q.

An investment in a money market fund is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

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